EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Pivotal Corporation on Form F-3 of our report dated July 13, 2000, appearing in the Annual Report on Form 10-K of Pivotal Corporation for the year ended June 30, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Vancouver, Canada
September 29, 2000